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                                                                    Exhibit 99.4

                          PROXY SOLICITATION MATERIALS



                               GOLD RESERVE SCRIPT
                             REGISTERED HOLDERS ONLY

As with all calling scripts - this is meant as a guideline to help achieve our objective, which is to obtain the shareholders vote. Use the proxy statement as reference and to not stray from it.

Speak politely, distinctly and above all naturally. Be persistent - but always polite.

Remember - you create an impression within the first few seconds - so sound alive, interesting and make sure you pronounce the shareholder's name properly.

GENERAL INFORMATION

The special shareholder's meeting is being held on December 22, 1998 to:

Vote to approve the proposed reorganization of Gold Reserve Corporation an American Company into Gold Reserve Inc. a Canadian Company.


CALLING SCRIPT

Ask to confirm that you are speaking with shareholder.

Hello, my name is ___________, and I am calling in regard to your investment in Gold Reserve Corporation. The reason for this call is to make sure you received your information regarding the upcoming special meeting of Gold Reserve Corporation. Have you received the material and voted your shares yet?

If yes: We have not received your vote yet. You can vote your proxy by phone toll free. Have you read the phone voting instructions on the proxy card?

If not lead them through the instructions.

Ask the holder if they would call the number on their card and vote after this call?

Stress that time is running out and their prompt action is necessary.

The holder can also send us their vote by fax or mail.

Ask them if they have access to a fax machine?
If yes ask them to fax us the vote as soon as possible to 212-273-8184.



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If they have lost their card tell them we will fax them (get fax number) a new proxy and have them return fax to us today at 212-273-8184

If no: Ask them mail it ASAP.

Always thank them for their time

IF no:  I have not received anything yet.
Confirm the shareholder's name and address then tell them we will send them the material ASAP.

Remind them: The meeting is to be held on December 22, 1998 so their immediate response is required

If someone answers, but the shareholder is not available

Is there a number where they can be contacted now, or what would be a good time to call back?

If you reach an answering machine:

Good morning / evening - my name is ____________ and I'm calling in regard to the special meeting of GOLD RESERVE CORPORATION. We recently mailed your proxy material. Your vote is very important, Gold Reserve would appreciate if you could take a moment to follow the phone voting instructions on the proxy card and vote by phone or fax us their proxy to 212-273-8184 today, or return the proxy card in the postage paid envelope. If you have any questions, you may call US toll free at 877-698-6865 and our specialists will be happy to assist you.


Always wrap up a call by thanking the shareholder for their time.



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